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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Peabody Energy Corporation for the registration of up to an aggregate $1,250,000,000 of any of the following: common stock; debt securities; preferred stock; warrants; and units, and 10,267,169 shares of common stock and to the incorporation by reference therein of our report dated January 18, 2003, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


St. Louis, Missouri
October 20, 2003